EXHIBIT 99.1
On April 7, 2005, Redwood West Coast, LLC converted 1,569 shares of Series C Convertible Preferred Stock of Synbiotics
Corporation into 12,215,907 shares of Common Stock of Synbiotics Corporation.  Redwood West Coast, LLC is the beneficial owner of 12,215,907 shares of Common Stock of Synbiotics Corporation and 1,231 shares of Series C Convertible Preferred
Stock of Synbiotics Corporation.  Redwood West Coast, LLC is the beneficial owner of 1,231 shares of Series C Convertible
Preferred Stock of Synbiotics Corporation and 12,215,907 shares of Common Stock of Synbiotics Corporation.  Mr. Hendy is a
20.0338% owner of Redwood West Coast, LLC - owning 19.0347% individually and 0.9991% through Redwood Holdings, LLC
(Mr. Hendy is a 24.9% owner of Redwood Holdings, LLC).  In addition, Mr. Hendy serves on the Management Committee of
Redwood West Coast, LLC, which has sole voting and dispositive power with respect to the shares. The shares are convertible at any time into such number of shares of Common Stock by dividing each share of Series C Convertible Preferred Stock, valued at $1,000, by the conversion price - initially set at $0.12846.  Mr. Hendy disclaims beneficial ownership of the shares reflected above, except to the extent of his direct and indirect pecuniary interest in Redwood West Coast, LLC.